AuthenTec Reports Record Fourth Quarter 2007 Financial Results

Achieves Record Revenues, Margins and Net Income

MELBOURNE, Fla., February 4, 2008 – AuthenTec (NASDAQ: AUTH), the world’s leading provider of fingerprint sensors and solutions, today reported financial results for the fourth quarter ended December 28, 2007.

Fourth Quarter Financial Highlights:

•	Reported revenue of $15.7 million, a 67 percent increase year-over-year

•	Improved gross margin to 50 percent, a 450 basis point improvement year-over-year

•	Achieved non-GAAP net income of $0.04 per diluted share, up $0.07 year-over-year

•	Set industry milestone with shipment of 25 millionth sensor

Revenue for the fourth quarter of 2007 was $15.7 million, representing an increase of 67 percent when compared to revenue of $9.4 million in the fourth quarter of 2006. Fourth quarter revenue also increased sequentially from $15.1 million in the third quarter of 2007.

GAAP Results:

Under Generally Accepted Accounting Principles (GAAP), net income for the fourth quarter of 2007 was $898,000, or $0.03 per diluted share. This compares to a net loss of $3.9 million, or $5.33 per diluted share, in the fourth quarter of 2006 and net income of $517,000, or $0.02 per diluted share, in the third quarter of 2007. Earnings per diluted share for the fourth quarter of 2007 are based upon 30.6 million outstanding shares.

Non-GAAP Results:

On a non-GAAP basis, net income for the fourth quarter, which excludes stock-based compensation charges of $369,000, was $1.3 million, or $0.04 per diluted share. This compares to a net loss of $570,000, or $0.03 per diluted share, in the fourth quarter of 2006 and net income of $859,000, or $0.03 per diluted share, in the third quarter of 2007. A reconciliation of GAAP to non-GAAP results is provided in Table 2 following the text of this press release.

Fourth quarter 2007 gross margin increased to a record 50.0 percent, compared to 45.5 percent in the same period a year ago and 47.6 percent in the third quarter of 2007. The gross margin expansion was primarily attributable to the favorable shift in product mix to higher margin sensors, reduced manufacturing costs and improved product yields.

Total operating expenses, excluding stock based compensation charges, were $7.4 million, compared to $4.9 million in the fourth quarter of 2006 and $7.1 million in the third quarter of 2007. During the fourth quarter, the Company incurred additional expenses primarily associated with the growth of the business, including new product development to support design wins that will move into production in 2008, higher sales commissions and the costs related to being a public company.

“We are pleased with our results in the fourth quarter, which reflect substantial improvements over the prior year and prior quarter,” said F. Scott Moody, Chairman and CEO of AuthenTec. “These results were driven by the increased demand for our fingerprint sensors as well as continued improvement in margins and disciplined expense management. Over the last few years we have built a solid financial and operational foundation, while rapidly expanding sales and unit shipments. Yet as pleased as we are with these results, we are even more excited about our future prospects since we believe we are still in the beginning stages of a billion unit per year market opportunity. To capitalize on this opportunity, we have continued to aggressively invest in new and exciting products and technologies. In fact, during the first quarter we will introduce the AES2810, the first single chip match-on solution for the PC market, and the AES1711, a low power sensor that is ideal for the wireless device market.”

Business Outlook:

“In 2008 we expect our strong growth to continue, supported by new product introductions and a robust pipeline of design wins, which will drive increased revenues on a year-over-year basis,” added Mr. Moody. “For the first quarter of 2008, our revenue outlook is in a range of $15.0 million to $15.3 million. This reflects growth of 63 percent year-over-year and is more than double the year-over-year growth rate achieved in the first quarter of 2007. As is consistent with historical results, the slight decline in sequential revenue reflects a cell phone product transition at one of our key accounts as they ramp up a new AuthenTec-enabled phone. Additionally, we expect our non-GAAP earnings per share to be in a range of $0.01 to $0.02 per diluted share in the first quarter, compared to a loss of $0.09 per diluted share in the first quarter of 2007.”

For the full year of 2008, the Company expects revenue to range between $72 million and $78 million, up from $52.3 million in the previous year

Fourth Quarter and Fiscal Year 2007 Financial Results Web Cast and Conference Call:

AuthenTec will host a conference call to discuss its fourth quarter 2007 financial results at 5:00 p.m. Eastern Time (ET) today. Investors and analysts may join the conference call by dialing 888-204-4517 and providing the confirmation code 9467808. International callers may join the teleconference by dialing 913-312-1398. A replay will be available beginning two hours after the call ends and will be available until midnight ET on Monday, February 18, 2008. The replay number is 888-203-1112, with a confirmation code of 9467808. International callers interested in listening to the replay should dial 719-457-0820, with the same confirmation code. Finally, a live web cast (voice only) of the conference call will be accessible from the Investor section of the Company's web site at http://www.authentec.com/investors.html. Following the live web cast, an archived version will be available on AuthenTec’s web site.

Use of GAAP and Non-GAAP Financial Metrics:

To supplement AuthenTec’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and charges related to changes in the fair value of warrants for preferred stock. AuthenTec uses the above non-GAAP financial measures internally to understand, manage and evaluate the business. Management believes it is useful for itself and investors to review, as applicable, both GAAP information and the non-GAAP measures in order to assess the performance of continuing operations and for planning and forecasting in future periods. The presentation of these non-GAAP measures is intended to provide investors with an understanding of the Company’s operational results and trends that enables them to analyze the base financial and operating performance and facilitate period-to-period comparisons and analysis of operational trends. AuthenTec believes the presentation of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which are provided in Table 2 below. For additional information regarding these non-GAAP financial measures, and management's explanation of why it considers such measures to be useful, refer to the filings made from time to time with the Securities and Exchange Commission.

Forward Looking Statements:

This quarterly financial results press release contains statements relating to expected future results and business trends that are based upon AuthenTec’s current estimate, expectations, and projections about the industry, and upon management’s beliefs, and certain assumptions it has made that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “guidance,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “prospects,” “outlook,” “forecast,” and variations of these words or similar expressions are intended to identify “forward-looking statements.” In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are “forward-looking statements.” Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, the Company’s actual results may differ materially and adversely from those expressed in any “forward-looking statement” as a result of various factors. These factors include, but are not limited to: demand for, and market acceptance of, new and existing fingerprint sensors in the PC and wireless markets, the Company’s ability to secure design wins for enterprise and consumer laptops and wireless devices, the adoption of AuthenTec’s sensors in desktops and PC peripherals, the rate at which the Company increases its activity and opportunities in the wireless market, and additional opportunities in various markets for applications that might use AuthenTec’s products, and changes in product mix, as well as other risks detailed from time to time in its SEC filings, including those described in AuthenTec’s quarterly report on Form 10-Q filed with the SEC on November 1, 2007 and its registration statement on Form S-1/A filed on June 26, 2007. These “forward-looking statements” are made only as of the date hereof, and the Company undertakes no obligation to update or revise the “forward-looking statements,” whether as a result of new information, future events or otherwise.

About AuthenTec:

With more than 25 million sensors sold worldwide, AuthenTec is the world leader in providing fingerprint authentication sensors and solutions to the high-volume PC, wireless device, and access control markets. AuthenTec's award-winning sensors take full advantage of The Power of Touch® by utilizing the Company's patented TruePrint® technology to deliver the most convenient, reliable and cost-effective means available for enabling touch-powered features that extend beyond user authentication. The Company's customers include: Acer, ASUSTeK, Fujitsu, HP, Hitachi, HTC, Lenovo, LG Electronics, Samsung, and Toshiba, among others.

(Financial Tables to Follow)

Contacts:

Investors:

Shelton Group

Kellie Nugent, 972-239-5119 x 125

Director, Investor Relations

knugent@sheltongroup.com

or

Media:

AuthenTec

Brent Dietz, 321-308-1320

Director of Communications

brent.dietz@authentec.com

AuthenTec, Inc.

Table 1 - GAAP Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
Revenue	$15,693	$9,406	$52,344	$33,174

Cost of revenue	7,857	5,123	27,554	19,264

Gross profit	7,836	4,283	24,790	13,910
Operating expenses:
Research and development	3,557	2,314	12,876	9,631
Selling and marketing	2,735	1,755	9,112	7,067
General and administrative	1,440	3,650	5,750	5,084

Total operating expenses	7,732	7,719	27,738	21,782

Operating income (loss)	104	(3,436)	(2,948)	(7,872)

Other income (expense):
Warrant expense	—	(480)	(9,637)	(2,195)
Interest expense	—	—	(110)	—
Interest income	794	38	1,798	285

Total other income (expense), net	794	(442)	(7,949)	(1,910)

Net Income (loss)	$898	$(3,878)	$(10,897)	$(9,782)

Net income (loss) per share:
Basic	$0.03	$(5.33)	$(0.80)	$(15.18)

Diluted	$0.03	$(5.33)	$(0.80)	$(15.18)

Shares used in computing net income (loss) per common share:
Basic	27,104	727	13,681	644

Diluted	30,643	727	13,681	644

AuthenTec, Inc.

Table 2 - GAAP to Non-GAAP Reconciliation

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	December 28, 2007				December 29, 2006
	GAAP	Adjustment (a)		Non-GAAP	GAAP	Adjustment (a)		Non-GAAP
Revenue	$15,693	$—		$15,693	$9,406	$—		$9,406

Cost of revenue	7,857	(14	)(a)	7,843	5,123	—		5,123

Gross profit	7,836	14		7,850	4,283	—		4,283
Gross margin	49.9%			50.0%	45.5%			45.5%
Operating expenses
Research and development	3,557	(141	)(a)	3,416	2,314	(6	)(a)	2,308
Selling and marketing	2,735	(78	)(a)	2,657	1,755	(3	)(a)	1,752
General and administrative	1,440	(136	)(a)	1,304	3,650	(2,818	)(a)	832

Total operating expenses	7,732	(355)		7,377	7,719	(2,827)		4,892

Operating income (loss)	104	369		473	(3,436)	2,827		(609)

Other income (expense), net	794	—		794	(442)	480	(a)	38

Net Income (loss)	$898	$369		$1,267	$(3,878)	$3,307		$(571)

Net income (loss) per share:
Basic	$0.03	$0.02		$0.05	$(5.33)	$5.30		$(0.03)

Diluted	$0.03	$0.01		$0.04	$(5.33)	$5.30		$(0.03)

Shares used in computing net income (loss) per common share:
Basic	27,104	—		27,104	727	17,983	(b)	18,710

Diluted	30,643	—		30,643	727	17,983	(b)	18,710

(a)	Reflects adjustments to remove stock-based compensation from cost of revenue and operating expenses, to remove accrued future litigation related legal expenses from G&A (2006 only) and to remove warrant expense from other income (expense), net.
(b)	Adjusted to give effect to the conversion of convertible preferred stock and senior secured convertible notes into common stock as though the conversion of convertible preferred stock had occurred as of the beginning of 2006.

	Twelve months ended
	December 28, 2007				December 29, 2006
	GAAP	Adjustment(a)		Non-GAAP	GAAP	Adjustment(a)		Non-GAAP
Revenue	$52,344	$—		$52,344	$33,174	$—		$33,174

Cost of revenue	27,554	(46	)(a)	27,508	$19,264	—		19,264

Gross profit	24,790	46		24,836	13,910	—		13,910
Gross margin	47.4%			47.4%	41.9%			41.9%
Operating expenses
Research and development	12,876	(347	)(a)	12,529	9,631	(13	)(a)	9,618
Selling and marketing	9,112	(214	)(a)	8,898	7,067	(4	)(a)	7,063
General and administrative	5,750	(481	)(a)	5,269	5,084	(2,858	)(a)	2,226

Total operating expenses	27,738	(1,042)		26,696	21,782	(2,875)		18,907

Operating loss	(2,948)	1,088		(1,860)	(7,872)	2,875		(4,997)

Other income (expense), net	(7,949)	9,638	(a)	1,689	(1,910)	2,195	(a)	285

Net loss	$(10,897)	$10,726		$(171)	$(9,782)	$5,070		$(4,712)

Net income (loss) per share:
Basic	$(0.80)	$0.79		$(0.01)	$(15.18)	$14.93		$(0.25)

Diluted	$(0.80)	$0.79		$(0.01)	$(15.18)	$14.93		$(0.25)

Shares used in computing net income (loss) per common share:
Basic	13,681	9,517	(b)	23,198	644	17,983	(b)	18,627

Diluted	13,681	9,517	(b)	23,198	644	17,983	(b)	18,627

(a)	Reflects adjustments to remove stock-based compensation from cost of revenue and operating expenses, to remove accrued future litigation related legal expenses from G&A (2006 only) and to remove warrant expense from other income (expense), net.
(b)	Adjusted to give effect to the conversion of convertible preferred stock and senior secured convertible notes into common stock as though the conversion of convertible preferred stock had occurred as of the beginning of 2006 (and conversion of the senior secured convertible notes on February 28, 2007, date of their issuance).

AuthenTec, Inc.

Table 3 - Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 28, 2007	December 29, 2006
ASSETS
Current assets
Cash and cash equivalents	$15,703	$6,076
Short-term investments	42,572	—
Accounts receivable, net	6,374	3,697
Prepaid expenses	820	220
Inventory	5,121	4,499

Total current assets	70,590	14,492
Long term investments	8,066	—
Other Long-Term assets	673	—
Property and equipment, net	2,605	1,435

Total assets	$81,934	$15,927

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$3,917	$2,255
Accrued litigation expenses	1,332	1,905
Other accrued liabilities	5,649	4,202

Total current liabilities	10,898	8,362
Preferred stock warrants liability	—	7,597
Long-term accrued litigation expenses	—	898

Total liabilities	10,898	16,857

Mandatorily redeemable convertible preferred stock	—	62,609

Stockholders' equity (deficit)
Junior convertible preferred stock	—	45
Common stock and additional paid in capital	147,006	1,489
Accumulated deficit	(75,970)	(65,073)

Total stockholders' equity (deficit)	71,036	(63,539)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders' equity (deficit)	$81,934	$15,927